Exhibit 99.1

Airgas Names Pamela J. Claypool as President – Airgas North Division

RADNOR, PA – March 5, 2015 – Airgas, Inc. (NYSE: ARG), one of the nation’s leading suppliers of industrial, medical, and specialty gases, and related products, today announced that Pamela J. Claypool will be named President – Airgas North Division, reporting to Andrew R. Cichocki, President – Airgas USA, LLC. She will assume the role in August following the retirement of current President – Airgas North Division Shaun Powers after his nearly 15 years of dedicated service to the Company.
“Shaun Powers has had a very successful career at Airgas, beginning in 2001,” said Michael L. Molinini, Airgas President and Chief Executive Officer. “The 15 years that spanned Shaun’s tenure were years of tremendous change for Airgas. They included major acquisitions, the implementation of SAP, and other critical management challenges through which Shaun expertly and successfully led the North Division. The impact of his efforts has permanently shaped Airgas and helped create the industry-leading platform we have today. We wish Shaun much health and happiness in his retirement.”
Currently, Claypool serves as Senior Vice President – Human Resources and a member of the Airgas Management Committee. She will continue to lead Airgas Human Resources pending the announcement of her replacement as Senior Vice President – Human Resources.
“Pam has been an incredible asset to Airgas throughout her many years in leadership roles in human resources and finance, both in the field and at the corporate level,” said Cichocki. “Her diverse knowledge of our business, strong management experience, and progressive strategic thinking will bring continued success to one of Airgas’ largest and most rapidly growing Divisions.”
Claypool previously served as Airgas’ Vice President –Talent Management, responsible for key programs influencing the employment experience at Airgas, including employee selection and orientation, talent development, and the Company’s diversity program. She also served as Vice President – Human Resources for the North Division where she led all aspects of the Division’s human resources functions.
Claypool joined Airgas in 2007 with the acquisition of Linde’s U.S. packaged gas business as Vice President of Finance for Airgas Great Lakes, Inc. before being named Chief Financial Officer for Airgas Great Lakes, Inc.
“Pam has a strong understanding of our field organization and its culture, having worked in the field herself for many years,” continued Cichocki. “She has a clear sense of what Airgas associates in the field need in order to execute and succeed.”

Prior to joining Airgas, she spent three years in Linde’s U.S. group where she was responsible for business and financial analysis, and sales compensation. Before joining Linde, Claypool spent nearly fifteen years with Commercial Intertech, a manufacturer of specialty steel components primarily for the automotive and trucking industries, where she served in multiple finance and management roles, including general manager of the business both before and after its acquisition by Parker Hannifin in 2001. Claypool earned her bachelor’s degree in finance and management from the University of Wisconsin – Green Bay and her MBA from Kent State University.
The Airgas North Division is comprised of five Airgas distribution regions and encompasses Connecticut, Delaware, north-central Illinois, northern Indiana, Iowa, Maine, Maryland, Massachusetts, Michigan, Minnesota, eastern Nebraska, New Jersey, New Hampshire, New York, eastern North Dakota, Ohio, Pennsylvania, Rhode Island, Vermont, Virginia, and Wisconsin.
About Airgas, Inc.
Airgas, Inc. (NYSE: ARG), through its subsidiaries, is one of the nation’s leading suppliers of industrial, medical and specialty gases, and hardgoods, such as welding equipment and related products. Airgas is a leading U.S. producer of atmospheric gases with 16 air separation plants, a leading producer of carbon dioxide, dry ice, and nitrous oxide, one of the largest U.S. suppliers of safety products, and a leading U.S. supplier of refrigerants, ammonia products, and process chemicals. More than 16,000 associates work in approximately 1,100 locations, including branches, retail stores, gas fill plants, specialty gas labs, production facilities and distribution centers. Airgas also markets its products and services through e-Business, catalog and telesales channels. Its national scale and strong local presence offer a competitive edge to its diversified customer base. For more information, please visit Airgas.com.

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Investor Contact: Joseph Marczely 610-263-8277 Joseph.marczely@airgas.com	Media Contact: Sarah Boxler 610-263-8260 sarah.boxler@airgas.com